Exhibit 21

Name of Subsidiary	Jurisdiction of Incorporation

Clopay Ames Inc.	Delaware
Clopay Ames LLC	Delaware
Clopay Ames Holding Corp.	Delaware
Clopay Corporation	Delaware
CornellCookson, LLC	Delaware
Cornell Real Estate Holdings, LLC	Arizona
Cornell Storefront Systems, Inc.	Delaware
CC Installation Company, Inc.	Delaware
The Ames Companies, Inc.	Delaware
ATT Southern, Inc.	Delaware
1346039 Alberta ULC	Canada
Garant GP	Canada
Griffon Australia Holdings PTY Ltd	Australia
AMES Australasia Pty Ltd.	Australia
Northcote Pots Australia Pty Ltd.	Australia
Northcote Imports Pty Ltd.	Australia
Ames New Zealand Ltd.	New Zealand
Ames True Temper Australia Pty Ltd.	Australia
The Ames Companies UK Ltd.	United Kingdom
Altia Holdings Limited	United Kingdom
Kelkay Limited	United Kingdom
La Hacienda Limited	United Kingdom
Vatre Group Limited	United Kingdom
Vatre Terracotta Limited	United Kingdom
ClosetMaid LLC	Delaware
Comercializadora ClosetMaid S. de R.L. de C.V.	Mexico
ClosetMaid Reynosa S. de R.L. de C.V.	Mexico
ClosetMaid (Jiangmen) Storage Limited	China
Gritel Holding Company, Inc.	Delaware
Telephonics Corporation	Delaware
Systems Engineering Group, Inc.	Maryland

The names of certain subsidiaries which do not, when considered in the aggregate, constitute a significant subsidiary, have been omitted.